Exhibit (a)(1)(i)

GREATER ATLANTIC FINANCIAL CORP.
MIDATLANTIC BANCORP, INC.
GAF MERGER CORP.

OFFER TO PURCHASE FOR CASH
NOT LESS THAN 505,040 AND UP TO 649,150 GREATER ATLANTIC CAPITAL TRUST I
6.50% CUMULATIVE CONVERTIBLE TRUST PREFERRED SECURITIES
AT A PURCHASE PRICE OF $1.05 PER SECURITY

THE OFFER AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 P.M., EASTERN TIME, ON _______, 2009,
UNLESS THE OFFER AND WITHDRAWAL RIGHTS ARE EXTENDED

          Greater Atlantic Financial Corp., a Delaware corporation (“Greater Atlantic), is offering to purchase, for cash, up to 649,150 of the outstanding 6.50% Cumulative Convertible Trust Preferred Securities (the “Securities”) issued by Greater Atlantic Capital Trust I (the “Trust”). The tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the letter of transmittal (as they may be amended and supplemented from time to time).

          On June 15, 2009, Greater Atlantic entered into a merger agreement with MidAtlantic Bancorp, Inc., a Virginia corporation, (“MidAtlantic”) and GAF Merger Corp., a Virginia corporation (“Merger Sub”). Pursuant to the merger agreement, MidAtlantic will acquire and recapitalize Greater Atlantic Bank, Greater Atlantic’s wholly-owned subsidiary. The merger agreement provides that the merger will not be consummated unless the tender offer is successfully completed, as described herein. Because of certain provisions of the federal securities laws, MidAtlantic and Merger Sub are deemed to be co-bidders in the tender offer and this offer to purchase includes information respecting those entities. Greater Atlantic, MidAtlantic and Merger Sub are sometimes collectively referred to in this offer to purchase as the “Offerors,” “we,” “our” or “us”, except as the context otherwise requires.

          We will pay $1.05 in cash, less any applicable withholding taxes and without interest, for each Security that is properly tendered and not properly withdrawn. All Securities tendered will be acquired at the same purchase price. The directors of Greater Atlantic and certain other holders that collectively own 311,587 Securities have previously agreed to sell to Greater Atlantic their Securities for $0.01 per Security in transactions entered into prior to the announcement of this tender offer. These holders agreed to accept $0.01 for each of their Securities to allow for a greater amount of consideration to be allocated to the remaining trust preferred holders in this tender offer.

          You must tender all or none of your Securities. Partial tenders of Securities will not be accepted.

          THE TENDER OFFER IS CONDITIONED ON A MINIMUM OF 505,040 SECURITIES BEING TENDERED. If 505,040 Securities are not tendered and the tender offer and the related merger transaction described herein are not consummated, it is unlikely that the Trust will have cash available for any future cash distributions on the Securities. In that circumstance, the value of the Securities would be significantly impaired and the Securities in all probability will be worthless. THE TENDER OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. See “The Tender Offer – 5. Conditions of the Tender Offer.”

          The Securities are traded on the Pink OTC Markets Inc. under the symbol “GAFCP.” On __________, 2009, the last reported sales price of the Securities was $___.

          Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

          Our depositary for the tender offer is Wilmington Trust Company. The Information Agent for the tender offer is Laurel Hill Advisory Group, LLC.

          GREATER ATLANTIC’S BOARDS OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER GREATER ATLANTIC NOR ITS BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER ANY SECURITIES. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING ANY AMENDMENTS) AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER.

September __, 2009

IMPORTANT

          If you wish to tender your Securities, you must do one of the following before the tender offer expires:

          (1)      (a) complete and sign the letter of transmittal or a facsimile of it according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Wilmington Trust Company, the depositary for the tender offer, and mail or deliver the certificates for your tendered Securities to the depositary together with any other documents required by the letter of transmittal; or

(b) tender your Securities according to the procedure for book-entry transfer described in “The Tender Offer – 2. Procedures For Tendering Securities;” or

          (2)       request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

          If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your Securities in the tender offer. You may tender your Securities according to the guaranteed delivery procedure described in “The Tender Offer – 2. Procedures For Tendering Securities” if you desire to tender your Securities prior to the expiration date, and:

(1)	the certificates for the Securities you wish to tender cannot be delivered to the depositary;

(2)	you cannot comply with the procedure for book-entry transfer; or

(3)	your other required documents cannot be delivered to the depositary;

          TO TENDER SECURITIES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

          Before deciding whether to tender your Securities, you should carefully consider the information set forth in and incorporated by reference in this document, including Greater Atlantic’s annual report on Form 10-K for the year ended September 30, 2008 and the risk factors set forth therein relating to Greater Atlantic.

          Questions and requests for assistance may be directed to Laurel Hill Advisory Group, LLC, the Information Agent for the tender offer, at its address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may also be directed to the Information Agent.

          We are not making the tender offer to, and will not accept any tendered Securities from, holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to holders in any such jurisdiction.

          This offer to purchase is submitted to holders of the Securities for informational uses solely in connection with their consideration of the offer described in this offer to purchase. Its use for any other purpose is not authorized. This offer to purchase may not be copied or reproduced in whole or in part, nor may it be distributed or any of its contents be disclosed to anyone other than the holders of the Securities to whom it is submitted.

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          NEITHER GREATER ATLANTIC, THE DEPOSITARY NOR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES IN THIS TENDER OFFER. NEITHER THE OFFERORS, THE DEPOSITARY NOR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

          This summary term sheet highlights material information that can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase and the letter of transmittal, because they contain the full details of the tender offer. For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my Securities?

          Greater Atlantic is offering to purchase your Securities, and MidAtlantic and Merger Sub are considered to be co-bidders with respect to that offer. See “Special Factors – 2. Purposes of the Tender Offer.”

What will be the purchase price for the Securities?

          The purchase price for each Security will be $1.05 in cash, less any applicable withholding taxes and without interest, for all the Securities that we purchase in the tender offer. The purchase price represents payment in full for each Security, including all accrued but unpaid cash distributions on the Security. See “The Tender Offer – 4. Purchase of Securities and Payment of Purchase Price.”

How many Securities will Greater Atlantic purchase in the tender offer?

          We will purchase up to 649,150 Securities. The tender offer is conditioned on at least 505,040 Securities being tendered and not withdrawn. The tender offer is subject to certain other conditions. See “The Tender Offer – 5. Conditions of the Tender Offer.”

What is the market value of the Securities as of a recent date?

          The Securities are traded on the Pink OTC Markets Inc. under the symbol “GAFCP.” On ____, 2009, the last reported sales price of the Securities was $____. We urge you to obtain a current market quotation for the Securities prior to deciding whether to tender your Securities. See “The Tender Offer – 6. Price Range of Securities.”

Why are the Offerors making the tender offer?

          As of March 31, 2009, Greater Atlantic Bank (the “Bank”), Greater Atlantic’s principal operating subsidiary, was significantly undercapitalized for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act. As a result, the Office of Thrift Supervision (the “OTS”) directed the Bank to be recapitalized by a merger with or acquisition by another financial institution or other entity, or by the sale of all or substantially all of the Bank’s assets and liabilities to another financial institution or other entity. On June 15, 2009, Greater Atlantic entered into a merger agreement with MidAtlantic and Merger Sub, newly organized Virginia corporations formed in connection with the transaction. Pursuant to the merger agreement, MidAtlantic will acquire and recapitalize the Bank. The merger agreement provides that the merger will not be consummated unless at least 816,627 Securities, or 85% of the 960,738 outstanding Securities, are purchased by Greater Atlantic for an aggregate consideration of no more than $688,558. The directors of Greater Atlantic and certain other holders that collectively own 311,587 Securities previously agreed to sell to Greater Atlantic their Securities for $0.01 per Security. The Offerors are making the tender offer for the remaining 649,150 Securities to satisfy the condition to the consummation of the merger. See “Special Factors – 1. Background of the Tender Offer.”

          Merger Sub is a newly organized Virginia corporation and wholly-owned subsidiary of MidAtlantic formed to facilitate the merger transaction.

How will we pay for the Securities?

          Because Greater Atlantic does not have the funds to pay for the Securities, we anticipate that MidAtlantic, in connection with the merger, will fund the depositary at the closing with an amount sufficient to pay for the Securities tendered in the tender offer and accepted by Greater Atlantic, provided all conditions to the merger are satisfied. We anticipate that MidAtlantic’s agreement with the depositary will provide for the return of all funds if the tender offer is not consummated. See “The Tender Offer – 7. Source and Amount of Funds.”

How long do I have to tender my Securities?

          You may tender your Securities until the tender offer expires on _______, 2009, at 5:00 p.m., Eastern Time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer. See “The Tender Offer – 2. Procedures for Tendering Securities.”

How will I be notified if the Offerors extend or amend the tender offer?

          No such extension or amendment is expected. However, if we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., Eastern Time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment and revising our filings on this matter with the Securities and Exchange Commission (the “SEC”). See “The Tender Offer – 5. Conditions of the Tender Offer.”

Are there any conditions to the tender offer?

          Yes. The tender offer is subject to the condition that at least 505,040 Securities be tendered. The tender offer also is subject to the condition that all regulatory approvals necessary for the merger are received and that the merger is consummated, and that MidAtlantic provides the necessary funding to the depositary to finance the payment for the Securities tendered. The tender offer also is subject to other conditions, such as the absence of governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See “The Tender Offer – 5. Conditions of the Tender Offer.”

If the tender offer and merger are consummated, will the status of Greater Atlantic or the Trust change?

          If the tender offer and merger are consummated, Greater Atlantic will be merged with MidAtlantic. MidAtlantic will own all of the common securities of the Trust, and MidAtlantic will succeed Greater Atlantic as the guarantor of the Securities and all related obligations of the Trust. Following the consummation of the tender offer and merger, MidAtlantic will determine whether the surviving company in the merger and the Trust will continue as public companies registered with the SEC and submitting current and periodic reports with the SEC. It is expected that MidAtlantic will deregister the Securities, to the extent any remain outstanding, and the Company’s common stock following the consummation of the tender offer and merger. See “Special Factors – 3. Our Plans After the Tender Offer.”

How do I tender my Securities?

          If you wish to tender your Securities, then before 5:00 p.m., Eastern Time, on _______, 2009, unless the tender offer is extended:

●	you must deliver your certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

●	the depositary must receive a confirmation of receipt of your Securities by book-entry transfer and a properly completed and duly executed letter of transmittal or an “agents message”; or

●	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

●	you must comply with the guaranteed delivery procedure outlined in “The Tender Offer – 2. Procedures For Tendering Securities.”

          You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover page of this offer to purchase. See “The Tender Offer – 2. Procedures For Tendering Securities.”

Must I tender all of my Securities?

          Yes. You must tender all or none of your Securities. A tender of a portion of your Securities will not be accepted. See “The Tender Offer – 1. Number of Securities.”

Do all holders need to tender their Securities in order to complete the tender offer?

          No. However, it is a condition to the consummation of the tender offer that at least 505,040 Securities be tendered. Those holders who do not tender their Securities will continue to hold them pursuant to their existing terms and conditions. See “The Tender Offer – 1. Number of Securities.”

Do I have appraisal or dissenters’ rights under any federal or state law?

          No. There are no appraisal or dissenters’ rights associated with the tender offer. You must decide if you are willing to tender all or none of your Securities at the price we are offering. You should read this offer to purchase for information regarding the rights that you have. See “The Tender Offer – 9. Certain Legal Matters; Regulatory Approvals.”

Once I have tendered my Securities, can I withdraw my tender?

          You may withdraw the Securities you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 5:00 p.m., Eastern Time, on _______, 2009, or the new expiration date if we extend the tender offer. See “The Tender Offer – 3. Withdrawal Rights.”

How do I withdraw Securities I previously tendered?

          You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of the Securities. Some additional requirements apply if your Securities have been tendered under the procedure for book-entry transfer, or if the certificates to be withdrawn have been delivered to the depositary. See “The Tender Offer – 2. Procedures For Tendering Securities.”

Has Greater Atlantic or its board of directors adopted a position on the tender offer?

          Greater Atlantic’s board of directors has approved the tender offer. However, neither Greater Atlantic nor its board of directors, the depositary or the Information Agent make any recommendation to you as to whether you should tender or refrain from tendering your Securities. You must make your own decision as to whether to tender your Securities. See “Special Factors – 5. Interests of Directors and Executive Officers.”

When will the Greater Atlantic pay for the Securities I tender?

          Payment for your tendered Securities will be made promptly after the consummation of the tender offer and the merger. See “The Tender Offer – 7. Source and Amount of Funds.”

Will I have to pay brokerage commissions if I tender my Securities?

          If you are a registered holder and you tender your Securities directly to the depositary, you will not incur any brokerage commissions. If you hold your Securities through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See “The Tender Offer – 11. Fees and Expenses.”

I am a United States Holder. What are the United States federal income tax consequences if I tender my Securities?

          Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Securities you tender if the cash you receive exceeds your adjusted basis in the Securities. Your receipt of cash for your tendered securities will generally be treated as consideration received in a sale or exchange. See “Special Factors – 6. Material Income Tax Consequences.”

          EACH HOLDER IS URGED TO CONSULT HIS/HER OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OFFER TO PURCHASE.

What will happen to my Securities if I do not participate in the offer?

          If you do not tender your Securities, you will retain ownership of your Securities.

          If the tender offer and the merger are not consummated, the Trust will remain a subsidiary of Greater Atlantic and the payment obligations under the Trust will remain obligations of Greater Atlantic. As noted elsewhere in this document, Greater Atlantic Bank, Greater Atlantic’s principal operating subsidiary, is currently subject to significant enforcement proceedings by its primary federal regulator, the OTS, and Greater Atlantic Bank would likely be placed into conservatorship or receivership if the tender offer and the merger are not consummated. In that circumstance, it is unlikely that the Trust will have cash available for any future cash distributions on the Securities. Therefore, the value of the Securities would be significantly impaired and the Securities in all probability will be worthless. See “Special Factors – 3. Our Plans After the Tender Offer.”

          If the tender offer and the merger are consummated, the Trust will become a subsidiary of MidAtlantic and the payment obligations under the Trust will be guaranteed by MidAtlantic. As a continuing holder of such Securities, you will bear the attendant risks and benefits associated with owning the Securities, including the following. First, as a continuing holder, you will be entitled to receive quarterly cumulative cash distributions at the annual rate of 6.5% of the liquidation preference per Security, subject to the right of the Trust to defer the payment of cash distributions on the Securities for one or more periods that do not exceed 20 consecutive quarters. Since December 19, 2006, the Trust has exercised its right to defer the payment of cash distributions on the trust preferred securities for an indefinite period after being advised by the OTS that the Bank would not be permitted to pay cash dividends to Greater Atlantic. If the tender offer and the merger are successfully consummated, and the Bank is recapitalized by MidAtlantic and begins to operate profitably, the OTS may thereafter, if requested by the Bank, permit the Bank to pay cash dividends to MidAtlantic. This would allow the MidAtlantic to recommence the payment of interest on the junior subordinated debentures held by the Trust. In such event, the Trust would be able to recommence the payment of cash distributions on any remaining Securities. However, there can be no assurance that the Bank will become profitable, that the OTS will permit the Bank to recommence paying cash dividends, nor any assurance that the Trust will not continue to exercise its right to defer the payment of cash distributions for one or more periods that do not exceed 20 consecutive quarters. Second, as a continuing holder, you also are entitled to certain liquidation preferences, and to have your Securities redeemed by December 31, 2031 at a price equal to the liquidation amount of $10.00 per Security, plus any accrued and unpaid distributions to the date of redemption. Third, as a continuing holder, you will retain your rights to convert your Securities into cash. However, the consideration received upon such conversion will change following the consummation of the tender offer and merger. Currently, you have the right to convert your Securities for shares of Greater Atlantic common stock at the initial conversion ratio of 1.429 shares of Greater Atlantic common stock for each Security, subject to adjustment. After the consummation of merger, you will have the right to convert your Securities only into a cash payment equal to what you would have received upon the consummation of the merger if you had converted your Securities into shares of common stock immediately prior to the merger. The merger agreement provides that each holder of Greater Atlantic common stock will receive $0.10 in cash for each share of common stock. Accordingly, if you exercise your conversion privileges after the merger, you will be entitled to receive $0.1429 (1.429 x $0.10) for each Security you hold. If you tender your Securities in this tender offer, you will receive $1.05 for each security you hold. As is discussed herein, in the event that less than 85% of the Securities are tendered, the tender offer will not be completed and the merger will not be consummated and the Bank will likely be placed into conservatorship or receivership. In such event, it is unlikely that the Trust will have cash available for any future cash distributions on the Securities and the Securities in all probability will be worthless.

What factors should I consider in deciding whether to tender my Securities?

          In deciding whether to participate in the offer, you should consider carefully the discussion of risks, uncertainties, and factors described in this offer to purchase, including the section of this offer to purchase entitled “Special Factors” and the section of Greater Atlantic’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and Greater Atlantic’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” See “The Tender Offer – 8. Certain Information About Us.” In addition, you should consider carefully the terms of the Securities and Greater Atlantic’s guarantee of the obligations of the Trust under the Securities. For a full description of the terms of the Securities and Greater Atlantic’s guarantee, reference is made to the information contained under the captions “Description of the Convertible Preferred Securities,” “Description of the Convertible Debentures” and “Description of the Guarantee” in the Prospectus that forms part of the Registration Statement (Registration No.333-75570 and Registration No. 333-75570-01), originally filed by Greater Atlantic and the Trust with the SEC on December 20, 2001, as amended.

Are any of the Securities held by the directors or officers of the Offerors?

          Certain of Greater Atlantic’s directors, including its chief executive officer, own Securities. However, none of Greater Atlantic’s directors will participate in the tender offer. Instead, the directors of Greater Atlantic and certain other trust preferred holders who collectively own 311,587 Securities have agreed to sell their Securities to Greater Atlantic for $0.01 per share, or an aggregate of $3,115, in transactions entered into prior to the announcement of this tender offer. These holders agreed to accept $0.01 for each of their Securities to allow a larger portion of cash consideration to be allocated to the remaining trust preferred holders in this tender offer. See “Special Factors – 5. Interests of Directors and Executive Officers.” None of the officers or directors of MidAtlantic or Merger Sub own any Securities.

Under what circumstances may the offer be extended or terminated?

          We can extend the offer in our sole and absolute discretion, and we reserve the right to do so. During any extension of the offer, the Securities that previously were tendered and not withdrawn will remain subject to the offer. In addition, we expressly reserve the right to terminate any offer and not accept the Securities for tender if any of the events described in the section of this offer to purchase entitled “The Tender Offer – 5. Conditions of the Tender Offer” occurs within our reasonable discretion. For more information regarding our right to extend or terminate the offer, we refer you to the section of this offer to purchase entitled “The Tender Offer.”

Are there any governmental or regulatory approvals required for the consummation of the offer?

          We are not aware of any governmental or federal or state regulatory approvals required for the consummation of the offer, other than filing a Schedule TO with the SEC and otherwise complying with applicable securities laws. However, consummation of the tender offer is conditional on consummation of the merger, which requires certain approvals of the OTS. See “The Tender Offer – 9. Certain Legal Matters; Regulatory Approvals.”

Who is the depositary for the tender offer?

          Wilmington Trust Company is the depositary for the tender offer. For further information, we refer you to the section of this offer to purchase entitled “The Tender Offer – 2. Procedures For Tendering Securities.”

Depositary
Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626
(302) 636-6181

Information Agent
Laurel Hill Advisory Group, LLC.
100 Wall Street
22nd Floor
New York, New York
(917) 338-3181

Offerors
Greater Atlantic Financial Corp.	MidAtlantic Bancorp, Inc.
10700 Parkridge Boulevard, Suite P-50	GAF Merger Corp.
Reston, Virginia 20191	11465 Sunset Hills Road
(703) 391-1300	Suite 230
Reston, Virginia 20190
(703) 230-1285

FORWARD-LOOKING STATEMENTS

          This offer to purchase (and documents incorporated by reference into this offer to purchase, including Greater Atlantic’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (Greater Atlantic’s “2008 Form 10-K”) Greater Atlantic’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009 (Greater Atlantic’s “Forms 10-Q”) and Greater Atlantic’s current Reports on Form 8-K filed with the SEC on February 17, 2009, May 27, 2009, June 17, 2009, August 28, 2009 and September 2, 2009 (Greater Atlantic’s “Forms 8-K”)), contains certain forward-looking information relating to the Offerors that is based on the beliefs of, and assumptions made by, the Offerors’ management as well as information currently available to management. When used in this offer to purchase (and documents incorporated by reference into this offer to purchase, including Greater Atlantic’s 2008 Form 10-K, Greater Atlantic’s Forms 10-Q and Greater Atlantic’s Forms 8-K), the words “anticipate,” “believe,” “estimate,” “plan,” “project,” “expect,” “may,” “will” and similar expressions are intended to identify forward-looking information. Such information includes, for example, the statements made under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation” under Item 7 of Greater Atlantic’s 2008 Form 10-K. This forward-looking information reflects Greater Atlantic’s current views with respect to future events and is subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties occur, or should Greater Atlantic’s assumptions prove incorrect, actual results may vary materially from those described in this offer to purchase (and documents incorporated by reference into this offer to purchase, including Greater Atlantic’s 2008 Form 10-K, Greater Atlantic’s Forms 10-Q and Greater Atlantic’s Forms 8-K) as anticipated, believed, estimated or expected.

OVERVIEW OF THE OFFERORS, THE TRUST PREFERRED SECURITIES
AND THE MERGER

          Greater Atlantic Financial Corp.

          Greater Atlantic Financial Corp. is the holding company for Greater Atlantic Bank, a federal savings bank. The Bank is the Company’s principal operating subsidiary.

          Effective April 25, 2008, the Bank consented to the issuance of a cease-and-desist order by the OTS. On February 10, 2009, the Bank received written notification from the OTS that the Bank was “undercapitalized.” Effective May 22, 2009, the Board of Directors of the Bank entered into a Stipulation and Consent to Prompt Corrective Action Directive with the OTS. By execution of the Stipulation and Consent, the Bank consented to the appointment by the OTS of a conservator or receiver at any time the Bank is significantly undercapitalized. As of March 31, 2009, the Bank was significantly undercapitalized for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act. The OTS has directed the Bank to be recapitalized by a merger with or acquisition by another financial institution or other entity, or by the sale of all or substantially all of the Bank’s assets and liabilities to another financial institution or other entity. On June 15, 2009, Greater Atlantic entered into a merger agreement with MidAtlantic, pursuant to which MidAtlantic would acquire and recapitalize the Bank. See “Merger.”

          Greater Atlantic’s principal executive offices are located at 10700 Parkridge Boulevard, Suite P-50, Reston, Virginia 20191, and Greater Atlantic’s telephone number is (703) 391-1300.

          For further information regarding Greater Atlantic and its operations, we refer you to the sections of Greater Atlantic’s Annual Report for the fiscal year ended September 30, 2008 entitled “Business” and “Properties,” which are incorporated by reference in this offer to purchase. See “The Tender Offer – 8. Certain Information About Us.”

          The MidAtlantic Entities

          MidAtlantic Bancorp, Inc. is a recently formed Virginia corporation. Currently, MidAtlantic has no stockholders, assets or liabilities and conducts no business activities other than those related to the acquisition of Greater Atlantic Bank.

          GAF Merger Corp. is a Virginia corporation and wholly owned subsidiary of MidAtlantic formed to facilitate the acquisition of Greater Atlantic Bank. Merger Sub will be merged with and into Greater Atlantic upon consummation of the merger transaction, with Greater Atlantic as the surviving entity. It is expected that immediately following consummation of the merger between Merger Sub and Greater Atlantic, Greater Atlantic will be merged with or liquidated into MidAtlantic.

          Greater Atlantic Capital Trust I and the Trust Preferred Securities

          Greater Atlantic Capital Trust I is a Delaware statutory business trust and wholly owned subsidiary of Greater Atlantic. Greater Atlantic is the sponsor of the Trust. On March 20, 2002, the Trust issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative convertible trust preferred securities maturing on December 31, 2031. The Trust also issued 29,762 common securities to Greater Atlantic for $297,620. The sale of the securities yielded $9.3 million in net proceeds. The proceeds from the securities issuance were used to purchase from Greater Atlantic junior subordinated debt securities, bearing interest of 6.50% and maturing on December 31, 2031. Greater Atlantic has fully and unconditionally guaranteed the trust preferred securities along with all related obligations of the Trust.

          Distributions on the trust preferred securities are payable on March 31, June 30, September 30 and December 31 of each year. Since December 19, 2006, the Trust has exercised its right to defer the payment of interest on the junior subordinated debt securities, and the Trust likewise deferred the cash distributions on the trust preferred securities for an indefinite period after Greater Atlantic was advised by the OTS that it would not approve the Bank’s application to pay cash dividends to Greater Atlantic.

          Merger

          On June 15, 2009, Greater Atlantic entered into the merger agreement with MidAtlantic, which agreement was approved by Greater Atlantic’s stockholders on August 26, 2009. Upon consummation of the transaction, MidAtlantic will become the savings and loan holding company of the Bank and will recapitalize the Bank.

          The merger agreement provides that each holder of Greater Atlantic common stock will receive $0.10 in cash for each share of common stock.

          The merger agreement also provides that the merger will not be consummated unless at least 816,627 Securities, or 85% of the 960,738 outstanding Securities, are purchased by Greater Atlantic for aggregate consideration of no more than $688,558.

          The directors of Greater Atlantic and certain other trust preferred holders that collectively own 311,587 Securities have agreed to sell their Securities to Greater Atlantic for $0.01 per Security, or an aggregate of $3,115, in transactions entered into prior to the announcement of this tender offer. These holders agreed to accept $0.01 for each of their Securities to allow a larger portion of the $688,558 to be allocated to the remaining trust preferred holders in this tender offer. The remaining 649,150 Securities are the subject of this tender offer. At least 505,040 of the remaining 649,150 Securities must be tendered and not withdrawn, or else this tender offer and the merger will not be consummated.

          The merger agreement is subject to receipt of necessary regulatory approvals and satisfaction of certain customary representations and warranties and conditions. The merger also is conditioned upon the elimination or modification to the satisfaction of MidAtlantic of the operating constraints that currently apply to the Bank under the enforcement orders issued by the OTS, the primary federal regulator of the Bank, and described above.

          If the merger is not consummated, the tender offer will not be consummated. In such event, the Bank will likely be placed into conservatorship or receivership if the tender offer and the merger are not consummated. If the Bank is placed into conservatorship or receivership, it is unlikely that the Trust will have cash available for any future cash distributions on the Securities. In that circumstance, the value of the Securities would be significantly impaired and the Securities in all probability will be worthless.

SPECIAL FACTORS

1.	Background of the Tender Offer

          As of March 31, 2009, Greater Atlantic Bank, Greater Atlantic’s principal operating subsidiary, was significantly undercapitalized for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act. As a result, the OTS directed the Bank to be recapitalized by a merger with or acquisition by another financial institution or other entity, or by the sale of all or substantially all of the Bank’s assets and liabilities to another financial institution or other entity. On June 15, 2009, Greater Atlantic entered into the merger agreement with MidAtlantic, pursuant to which MidAtlantic will acquire and recapitalize the Bank. The merger agreement provides that the merger will not be consummated unless at least 816,627 Securities of the 960,738 outstanding Securities are purchased by Greater Atlantic for aggregate consideration of no more than $688,558. The directors of Greater Atlantic and certain other holders that collectively own 311,587 Securities previously agreed to sell to Greater Atlantic their Securities for $0.01 per Security. The Offerors are making the tender offer for the remaining 649,150 Securities to satisfy the condition to the consummation of the merger.

2.	Purposes of the Tender Offer

          As noted above in the section “Special Factors – 1. Background of the Tender Offer,” the purpose of the tender offer is to satisfy the condition in the merger agreement that at least 816,627 Securities of the 960,738 outstanding Securities are purchased by Greater Atlantic for an aggregate consideration of no more than $688,558. If this condition is not satisfied, the merger will not be consummated.

3.	Our Plans After the Tender Offer

          Use of Securities Acquired. Following the tender offer and merger, the Securities validly tendered and purchased by Greater Atlantic will be retired and cancelled and restored to the status of authorized but unissued shares of preferred stock of the Trust. As of the date hereof, neither Greater Atlantic nor the Trust has any plans or arrangements to issue additional shares of preferred stock.

          Plans or Proposals. As noted elsewhere herein, Greater Atlantic Bank will likely be placed into conservatorship or receivership if the tender offer and the merger are not consummated. In order to avoid such a result, Greater Atlantic has entered into the merger agreement that provides for the acquisition of Greater Atlantic by MidAtlantic. MidAtlantic is a newly incorporated, private Virginia corporation formed for the purpose of effecting the merger and acquiring the Bank. Each of Greater Atlantic, MidAtlantic and Merger Sub Boards of Directors have approved the merger agreement. Upon completion of the merger, each share of Greater Atlantic common stock (other than shares with respect to which the holder has properly exercised and perfected dissenters’ rights and other than shares that are held by MidAtlantic, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive $0.10 in cash (without interest) and Greater Atlantic stockholders will no longer have any rights or interests in Greater Atlantic.

          It is expected that the merger will occur immediately following consummation of the tender offer. MidAtlantic will recapitalize the Bank upon closing the merger. Upon consummation of the merger, MidAtlantic will own all of the outstanding common securities of the Trust.

          The Bank is currently prohibited by the OTS from paying cash dividends to Greater Atlantic. Following the merger, the dividend policy of the Bank would be determined by the Bank and MidAtlantic, subject to applicable regulatory restrictions.

          After the merger, the directors of the surviving company in the merger will be appointed by MidAtlantic.

          Following the merger, Greater Atlantic’s equity securities will be eligible for termination of registration under the Securities Exchange Act and MidAtlantic is expected to deregister Greater Atlantic’s equity securities. Greater Atlantic’s common stock currently trades on the Pink OTC Markets Inc., which trading is expected to be suspended upon the merger. The Securities also currently trade on the Pink OTC Markets Inc. MidAtlantic intends to deregister the Securities, to the extent any remain outstanding, following the merger.

          Except as disclosed above or elsewhere in this offer to purchase (or in the documents incorporated by reference herein), neither the Offerors nor, to their knowledge, any of their directors, executive officers or affiliates have any current plans or proposals that relate to or would result in: any extraordinary transaction, such as a merger, reorganization or liquidation, involving Greater Atlantic or any of its subsidiaries; any purchase, sale or transfer of a material amount of Greater Atlantic’s assets or the assets of any of its subsidiaries; any material change in Greater Atlantic’s present dividend rate or policy, or indebtedness or capitalization; any change in Greater Atlantic’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer; any other material change in Greater Atlantic’s corporate structure or business; Greater Atlantic’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted on an automated quotations system operated by a national securities association; the acquisition by any person of additional Greater Atlantic securities, or the disposition of Greater Atlantic’s securities; or any changes in Greater Atlantic’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Greater Atlantic.

4.	Effects of the Tender Offer

          The tender offer may have various effects on Greater Atlantic, and on holders of the Securities, which are described below and elsewhere in this document.

          Effects on Greater Atlantic. The principal effects of the tender offer on Greater Atlantic include the following:

          Viability of the Bank. The tender offer is an integral part of Greater Atlantic’s efforts to avoid receivership or conservatorship of the Bank, Greater Atlantic’s principal asset. If the tender offer and the merger are successfully consummated, it is expected that the Bank will be recapitalized by MidAtlantic. If the tender offer and merger are not successfully consummated, it is likely the Bank will be placed into conservatorship or receivership.

          Termination of Greater Atlantic’s Existence and Status as Public Entity. Following the merger, it is expected that Greater Atlantic will be merged into MidAtlantic, with MidAtlantic succeeding to the business, assets and liabilities of Greater Atlantic. The Bank and the Trust would become subsidiaries of MidAtlantic.

          Following the merger, Greater Atlantic will be eligible to terminate the registration of its common stock under the Securities Exchange Act, which will permit Greater Atlantic to cease submitting current and periodic reports with the SEC and eliminate the necessity for Greater Atlantic to comply with the proxy solicitation requirements of the Securities Exchange Act. It is expected that MidAtlantic will apply for such termination as soon as practicable following completion of the merger.

          Effects on Greater Atlantic Directors and Officers. For information on the principal effects of the transaction on Greater Atlantic directors and officers, see “Interests of Directors and Executive Officers” below.

          Effects on Holders of the Securities. The principal effects of the tender offer on holders of the Securities are described below.

          If you do not tender your Securities, you will retain ownership of your Securities.

          If the tender offer and the merger are consummated, the Trust will become a subsidiary of MidAtlantic and the payment obligations under the Trust will be guaranteed by MidAtlantic. As a continuing holder of such Securities, you will bear the attendant risks and benefits associated with owning the Securities, including the following. First, as a continuing holder, you will be entitled to receive quarterly cumulative cash distributions at the annual rate of 6.5% of the liquidation preference per Security, subject to the right of the Trust to defer the payment of cash distributions on the Securities for one or more periods that do not exceed 20 consecutive quarters. As noted above, since December 19, 2006, the Trust has exercised its right to defer the payment of cash distributions on the trust preferred securities for an indefinite period after being advised by the OTS that the Bank would not be permitted to pay cash dividends to Greater Atlantic. If the tender offer and the merger are successfully consummated, and the Bank is recapitalized by MidAtlantic and begins to operate profitably, the OTS may thereafter, if requested by the Bank, permit the Bank to pay cash dividends to MidAtlantic. This would allow MidAtlantic recommence the payment of interest on the junior subordinated debentures held by the Trust. In such event, the Trust would be able to recommence the payment of cash distributions on any remaining Securities. However, there can be no assurance that the Bank will become profitable, that the OTS will permit the Bank to recommence paying cash dividends, nor any assurance that the Trust will not continue to exercise its right to defer the payment of cash distributions for one or more periods that do not exceed 20 consecutive quarters. Second, as a continuing holder, you also are entitled to certain liquidation preferences, and to have your Securities redeemed by December 31, 2031 at a price equal to the liquidation amount of $10.00 per Security, plus any accrued and unpaid distributions to the date of redemption. Third, as a continuing holder, you will retain your rights to convert your Securities. However, the consideration received upon such conversion will change following the consummation of the tender offer and merger. Currently, you have the right to convert your Securities for shares of Greater Atlantic common stock at the initial conversion ratio of 1.429 shares of common stock for each Security, subject to adjustment. After the consummation of merger, you will have the right to convert your Securities only into a cash payment equal to what you would have received upon the consummation of the merger if you had converted your Securities into shares of Greater Atlantic common stock immediately prior to the merger. The merger agreement provides that each holder of Greater Atlantic common stock will receive $0.10 in cash for each share of common stock. Accordingly, if you exercise your conversion privileges after the merger, you will be entitled to receive $0.1429 (1.429 x $0.10) for each Security you hold. If you tender the Securities in this tender offer, you will receive $1.05 per Security. Following the merger, you will have no right to convert the Securities into common stock of MidAtlantic. As is discussed herein, in the event that less than 85% of the Securities are tendered, the tender offer will not be completed and the merger will not be consummated and the Bank will likely be placed into conservatorship or receivership. In such event, it is unlikely that the Trust will have cash available for any future cash distributions on the Securities and the Securities in all probability will be worthless.

          If the tender offer and the merger are not consummated, the Trust will remain a subsidiary of Greater Atlantic and the payment obligations under the Trust will remain obligations of Greater Atlantic. As noted elsewhere in this document, Greater Atlantic Bank is currently subject to significant enforcement proceedings by its primary federal regulator, the OTS, and Greater Atlantic Bank will likely be placed into conservatorship or receivership if the tender offer and the merger are not consummated.

          There currently is very limited trading in the Securities, which trade infrequently on the Pink OTC Markets Inc. To the extent that the Securities are validly tendered and purchased by Greater Atlantic, the trading market for the remaining Securities will become even more limited or may cease altogether, as MidAtlantic intends to deregister the Securities following the merger. As a result, if you choose not to tender your Securities, you may find it more difficult to sell your Securities in the future at intervals or prices acceptable to you. All Securities validly tendered and purchased will be retired and canceled.

          Greater Atlantic or MidAtlantic may in the future purchase additional Securities, if any remain following the tender offer, in private transactions, through tender offer or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to holders than the terms of this tender offer. However, SEC Rule 13e-4(f)(6) prohibits Greater Atlantic and its affiliates from purchasing any Securities, other than pursuant to the tender offer, until at least ten business days after the expiration or earlier termination of this tender offer.

          Holders of Securities who validly tender their Securities in the tender offer will receive cash for their Securities and will no longer have the rights associated with the tendered Securities. Among other things, if your Securities are tendered and purchased, you will lose the right to receive any cash distributions to be made on the Securities after the completion of the tender offer. However, as noted above, since December 19, 2006, the Trust has exercised its right to defer cash distributions on the Securities. You would also lose your rights relating to liquidation preferences and redemption.

          For a discussion of certain federal income tax consequences of the offer applicable to holders of the Securities, See “Special Factors – 6. Material Income Tax Consequences.”

5.	Interests of Directors and Executive Officers

          The following table shows, as of July 31, 2009, the number of Securities beneficially owned by: (i) each of Greater Atlantic’s directors; (ii) each of Greater Atlantic’s executive officers; (iii) all of Greater Atlantic’s directors and executive officers as a group; and (iv) each person known by Greater Atlantic to beneficially own more than 5% of the Securities. No Securities are owned by directors or officers of MidAtlantic or Merger Sub.

Greater Atlantic Bank
Preferred Stock Ownership

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Charles W. Calomiris, Chairman of the Board of the Company	80,365	8.36%

Carroll E. Amos, President and Chief Executive Officer of the Company	4,500	0.47%

James B. Vito	24,472	2.55%

All directors and executive officers as a group (seven persons)	109,337	11.83%

More than 5% Holders

Robert I. Schattner, DDS 121 Congressional Lane Rockville, MD 20852	231,000	24.04%

The Ochsman Children Trust 1650 Tysons Boulevard McLean, VA 22102	87,138	9.07%

George W. Calomiris 4848 Upton Street, N.W. Washington, DC 20016	60,010	6.25%

Jenifer Calomiris 4919 Upton Street, N.W. Washington, D.C. 20016	55,806	5.81%

Katherine Calomiris Tompros 5100 Van Ness Street, N.W. Washington, D.C. 20016	55,806	5.81%

          Greater Atlantic directors Calomiris, Ochsman, Amos and Vito, the Ochsman Children Trust, Jennifer Calomiris and Katherine Calomiris Tompros (sisters of Director Calomiris), and George W. Murphy, Jr., attorney for Greater Atlantic, who collectively own 311,587 Securities, have agreed to sell their Securities to Greater Atlantic for $0.01 per Security, or an aggregate of $3,116, in transactions entered into prior to the announcement of this tender offer. These holders agreed to accept $0.01 for each of their Securities to allow a greater amount of consideration to be allocated to the remaining trust preferred holders in this tender offer. Greater Atlantic’s executive officers are entitled to participate in the tender offer on the same basis as all other holders and are expected to do so.

          On June 15, 2009, Greater Atlantic entered into the merger agreement with MidAtlantic. The merger agreement provides that each holder of Greater Atlantic common stock, including Greater Atlantic’s directors and executive officers, will receive $0.10 in cash for each share of Greater Atlantic common stock.

          The following table provides information as of July 6, 2009 about the shares of Greater Atlantic common stock that may be considered to be beneficially owned by each director, executive officer, and all directors and executive officers of Greater Atlantic as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Ownership as a Percent of Class

Name	Shares of Greater Atlantic Common Stock Beneficially Owned(1)	Ownership as a Percent of Class
Directors:

Sidney M. Bresler, Director	500	*

Charles W. Calomiris, Chairman of the Board
	176,807(2)(3)	5.85%
Jeffrey W. Ochsman, Director
	500	*
Carroll E. Amos, President and Chief Executive Officer and Director	44,060(4)(2)	1.46%

James B. Vito, Director
	79,042(2)	2.62%

Executive Officers Who Are Not Directors:	Shares of Greater Atlantic Common Stock Beneficially Owned(1)	Ownership as a Percent of Class
David E. Ritter, Senior Vice President and Chief Financial Officer	300(4)	*

Edward C. Allen, Chief Operating Officer and Corporate Secretary	550(4)	*

All directors and executive officers as a group (seven persons)	301,759	9.98%

(1)	Each person effectively exercises sole voting or dispositive power as to shares reported.
(2)	Does not include shares of preferred securities presently convertible into 114,841, 34,970, and 6,431 shares of common stock held, respectively, by Messrs. Calomiris, Vito and Amos.
(3)	Includes 128,727 shares held directly, 10,000 shares held by his spouse and 38,080 shares held as custodian for minor children.
(4)
Does not include presently exercisable options to purchase 75,000 shares granted to Mr. Amos or 18,000 granted to Mr. Ritter and Mr. Allen under the Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan.

*	Does not exceed 1.0% of the Company’s common stock.

          Based upon Greater Atlantic’s records and upon information provided to Greater Atlantic by its directors, executive officers and subsidiaries, neither Greater Atlantic, nor any of its subsidiaries or affiliates, nor to the best of Greater Atlantic’s knowledge, any of Greater Atlantic’s directors or executive officers or their affiliates, has effected any transactions in the Securities on the date of this document or during the 60 days prior to the date of this document.

          Except as otherwise described herein, neither Greater Atlantic nor, to the best of Greater Atlantic’s knowledge, any of Greater Atlantic’s affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of the Securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such Securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

6.	Material Income Tax Consequences

          The following is a summary of the United States federal income tax consequences relevant to U.S. Holders (as defined below) whose Securities are purchased by Greater Atlantic. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders in light of their specific investment or tax circumstances. A U.S. Holder for federal income tax purposes is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under U.S. law or a political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. The tax consequences to any particular holder may differ depending on that holder’s own circumstances and tax position. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not address state, local, or foreign tax consequences, nor does it discuss federal income tax consequences to categories of holders subject to special rules, such as tax-exempt organizations, insurance companies, banks and other financial institutions, holders who are neither citizens nor residents of the United States, persons who hold securities as part of a straddle, hedge, conversion or other integrated investment or constructive sale transaction, and dealers in stocks and securities. This summary also does not address the tax consequences to “Non-U.S. Holders,” defined as (i) nonresident alien individuals, (ii) foreign corporations, or (iii) nonresident alien fiduciaries or foreign estates or trusts. The tax consequences of the offer to holders who hold their Securities through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership. This summary does not address the federal income tax consequences to holders other than the original holders. The Offerors do not intend to request a ruling from the Internal Revenue Service (the “IRS”) nor an opinion of counsel regarding any of the federal income tax matters discussed in this summary. ACCORDINGLY, BEFORE MAKING A DECISION TO TENDER A SECURITY, EACH HOLDER IS URGED TO CONSULT THE HOLDER’S OWN TAX ADVISOR AS TO THE SPECIFIC UNITED STATES, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO THE HOLDER OF THE PURCHASE BY THE COMPANY OF A SECURITY.

          The receipt of cash for Securities will be a taxable transaction for United States federal income tax purposes to the tendering holder. In general, the holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities exchanged. Gain or loss will be determined separately for each block of Securities (e.g., Securities acquired at the same time and price) exchanged. Such gain or loss generally will be capital gain or loss and will generally be long-term or short-term depending on the holding period of the Security. The capital gain or loss will generally be long-term if the holder held the Security for longer than one year. Otherwise the gain or loss will be short-term. In the case of a tendering individual holder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

          Federal income tax law requires that a holder whose tendered Securities are accepted for exchange must provide Greater Atlantic with his or her correct and properly certified taxpayer identification number (“TIN”), or, in the alternative, establish a basis for exemption from backup withholding. A holder (other than certain exempt holders, including, among others, corporations and certain foreign individuals) that receives cash for Securities generally will be subject to backup withholding at the fourth lowest rate applicable to ordinary income of unmarried individuals (for 2009 the backup withholding rate is 28%), unless the holder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the holder by filing a United States federal income tax return. A holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “The Tender Offer – 2. Procedures For Tendering Securities” with respect to the U.S. federal income tax backup withholding requirements.

          THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE TENDER OFFER

1.	Number of Securities

          General. As of the date of this offer to purchase, there are 960,738 Securities outstanding. The directors of Greater Atlantic and certain other holders that collectively own 311,587 Securities have previously agreed to sell to Greater Atlantic their Securities for $0.01 per Security in transactions entered into prior to the announcement of this tender offer. This tender offer is for the remaining 649,150 Securities. We will pay $1.05 in cash, less any applicable withholding taxes and without interest, for each Security that is properly tendered and not properly withdrawn. All Securities tendered will be acquired at the same purchase price.

          The tender offer is conditioned on at least 505,040 of such 649,150 Securities being tendered and not withdrawn in accordance with “– 2. Procedures For Tendering Securities,” before the scheduled expiration dates of the tender offer.

          You must tender all or none of your Securities. A tender of a portion of your Securities will not be accepted.

          The term “expiration date,” when used with reference to the tender offer, means 5:00 p.m., Eastern Time, on _______, 2009, unless and until we shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See “– 2. Procedures for Tendering Securities” for a description of our right to extend, delay, terminate or amend the tender offer.

          THE TENDER OFFER IS CONDITIONED ON A MINIMUM OF 505,040 SECURITIES BEING TENDERED. THE TENDER OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. See “The Tender Offer – 5. Conditions of the Tender Offer.”

          This offer to purchase and the letter of transmittal will be mailed to record holders of the Securities and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Greater Atlantic’s list of holders of the Securities, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

2.	Procedures For Tendering Securities

          Proper Tender of Securities. For Securities to be tendered properly under the tender offer, (1) the certificates for such Securities (or confirmation of receipt of such Securities under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by such letter of transmittal, must be received before 5:00 p.m., Eastern Time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase, or (2) the tendering holder must comply with the guaranteed delivery procedure set forth below.

          Persons who hold Securities through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if such persons tender Securities through the brokers or banks and not directly to the depositary.

          Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the Securities (which, for purposes of this Section 5, shall include any participant in The Depository Trust Company referred to as the “book-entry transfer facility,” whose name appears on a Security position listing as the owner of the Securities) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal; or (2) if Securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for Securities is registered in the name of a person other than the person executing a proper letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

          Payment for Securities tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such Securities or a timely confirmation of the book-entry transfer of such Securities into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the applicable letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SECURITIES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

          Book-Entry Delivery. The depositary will establish an account with respect to the Securities for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Securities by causing the book-entry transfer facility to transfer those Securities into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of Securities may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

          The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the securities that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

          U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a holder or other payee pursuant to the tender offer must be withheld and remitted to the IRS, unless the holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the holder is a U.S. person and the holder is not subject to backup withholding. Therefore, each tendering holder that is a United States Holder (as defined in “Special Factors – 6. Material Income Tax Consequences”) should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the holder otherwise establishes to the satisfaction of the depositary that the holder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in “Special Factors – 6. Material Income Tax Consequences”) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that holder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that holder’s exempt status. This statement can be obtained from the depositary. See Instruction 12 of the letter of transmittal.

          TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO HOLDERS FOR SECURITIES PURCHASED PURSUANT TO THE TENDER OFFER, EACH HOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE HOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

          For a discussion of United States federal income tax consequences to tendering holders, see “Special Factors – 6. Material Income Tax Consequences.”

          Guaranteed Delivery. If a holder desires to tender his or her Securities and the holder’s Securities are not immediately available or cannot be delivered to the depositary before the applicable expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the Securities may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a)	the tender is made by or through an eligible guarantor institution;

(b)
the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form the Offerors have provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c)
the certificates for all tendered Securities, in proper form for transfer, or confirmation of book-entry transfer of such Securities into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed applicable letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, and any other documents required by the applicable letter of transmittal, are received by the depositary within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

          Return of Unpurchased Securities. If any tendered Securities are properly withdrawn before the applicable expiration date, certificates for withdrawn Securities will be returned promptly after the proper withdrawal of the Securities, or, in the case of Securities tendered by book-entry transfer at the book-entry transfer facility, the Securities will be credited to the appropriate account maintained by the tendering holder at the book-entry transfer facility, without expense to the holder.

          Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Securities that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided that we will not waive any condition with respect to a tender unless we waive that condition for all tenders. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by us. None of the Offerors, the depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

          If any Letter of Transmittal, endorsement, power of attorney, or any other documentation required by the Letter of Transmittal is signed by a trustee, executor, corporation, or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, must submit proper evidence satisfactory to us, in our sole discretion, of such person’s authority to act.

          Lost or Destroyed Certificates. If the Securities which a registered holder wishes to surrender have been lost, destroyed or stolen, the holder should follow the instructions set forth in the letter of transmittal. See Instruction 15 of the letter of transmittal.

          The tender of a holder’s Securities for payment and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal.

          Subject to your right to withdraw your tendered Securities, we can amend the terms of the tender offer, and any amendments will apply to such of the Securities tendered pursuant to the offer. In addition, we can waive any condition to the tender offer and accept such of the Securities tendered for payment. Furthermore, we reserve the right to terminate the tender offer and not accept any Securities tendered for payment pursuant to the tender offer for any of the reasons set forth under “– 5. Conditions of the Tender Offer” or for any other reason or no reason at all.

          We shall be deemed to have accepted validly tendered Securities when, as, and if we have given oral or written notice to our depositary. Our depositary will act as agent for the tendering holders of the Securities and for the purpose of receiving cash consideration from us.

         If any tendered Securities are not accepted for payment because of an invalid tender, the occurrence of other events set forth in this offer to purchase, or otherwise, all unaccepted Securities will be returned, without expense, to the tendering holders as promptly as practicable after the expiration date.

          We may undertake subsequent tenders for any Securities that continue to remain outstanding after the tender offer. In addition, we may in the future make tender or exchange offers for or, open market or privately negotiated purchases of, the Securities, the terms of which may be more or less favorable than the terms of this tender offer. No assurance can be given that any such refinancing, tender, conversion, or exchange offer or purchases for such Securities will be undertaken, or, if undertaken, will be on the same or different terms than the terms of this tender offer.

          If any material changes occur in the tender offer, including the waiver of a material condition, we could be required to extend the offering period as it pertains to the offer so that at least five business days remain in the offer after such material change. In the event that there is a change in the offered price or a change in the number of Securities sought, we could be required to extend the offering period so that at least ten business days remain in the offer after such change.

          In the event any offering period is extended or amended, we will issue a press release or otherwise publicly announce any extension or amendment. The release or announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the offer.

          The expiration date of the offer will be _____________, 2009 at 5:00 p.m., Eastern time, unless we, in our sole discretion, extend the offer. In that case, the expiration date will be the latest date and time to which the offer has been extended. During any extension of any offer, the Securities that previously were tendered under the offer and not withdrawn will remain subject to the offer.

          CERTIFICATES FOR TENDERED SECURITIES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTALOR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE APPLICABLE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE OFFERORS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO THE OFFERORS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

3.	Withdrawal Rights

          Except as otherwise provided in “– 2. Procedures For Tendering Securities,” tenders of Securities under the tender offer are irrevocable. Securities tendered under the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by us, may also be withdrawn at any time after 5:00 p.m., Eastern Time, on _______, 2009.

          For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering holder, the number of Securities to be withdrawn and the name of the registered holder of such Securities. If the certificates for Securities to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Securities have been tendered for the account of an eligible guarantor institution.

          If Securities have been tendered under the procedure for book-entry transfer set forth in “– 2. Procedures For Tendering Securities,” any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Securities and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of the Offerors, the depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          You may withdraw tenders of Securities at any time prior to the expiration date unless theretofore accepted by us pursuant to the tender offer. Any Securities that have been tendered but that are not accepted for any reason will be returned without cost to the holder promptly after withdrawal, non-acceptance of tender or termination of the offer. Any withdrawn or unaccepted Securities will be credited to the tendering holder’s account at Wilmington Trust Company. Properly withdrawn securities may be re-tendered at any time prior to the expiration date by following one of the procedures described above under “– 2. Procedures For Tendering Securities.”

          If we extend the tender offer, we are delayed in our purchase of Securities or we are unable to purchase Securities under a tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered Securities on our behalf, and such Securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “– 2. Procedures For Tendering Securities.”

4.	Purchase of Securities and Payment of Purchase Price

          For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased, Securities that are properly tendered and are not properly withdrawn, only when, as and if we give oral or written notice to the depositary of our acceptance of such Securities for payment.

          Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date therefor, we will accept for payment and pay (i) a single price of $1.05 for each Security properly tendered and not properly withdrawn, subject to increase or decrease as provided in “– 10. Extension of Tender Offer; Termination; Amendments.”

          Payment for Securities purchased under the tender offer will be made by MidAtlantic by depositing the aggregate purchase price for such Securities with the depositary, which will act as agent for tendering holders for the purpose of receiving payment and transmitting payment to the tendering holders.

          Payment for Securities tendered will be made promptly following the date that the Securities are accepted by us.

          UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for the tender offer, we may not be obligated to purchase the Securities. See “– 5. Conditions of the Tender Offer.”

          We will pay all stock transfer taxes, if any, payable on the transfer to us of Securities purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

          ANY TENDERING HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE HOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE “– 2. PROCEDURES FOR TENDERING SECURITIES.” ALSO SEE “SPECIAL FACTORS – 6. MATERIAL INCOME TAX CONSEQUENCES” REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN HOLDERS.

5.	Conditions of the Tender Offer

                    Pursuant to the merger agreement, Greater Atlantic agreed to conduct a tender offer for the Securities and the obligation of MidAtlantic and Merger Sub to consummate the merger is conditioned on, among other things, the successful completion of the tender offer. The tender offer is conditioned on: (a) irrevocable tenders for at least 816,627 Securities (including the 311,587 Securities that certain directors, officers and other individuals agreed to sell to the Trust, pursuant to transactions entered into prior to this tender offer); (b) receipt of all regulatory approvals required to close the merger transaction; and (c) the approval of the merger agreement by Greater Atlantic’s stockholders, which approval was obtained on August 26, 2009. The merger will not occur unless a minimum of 505,040 Securities are tendered under the tender offer. The tender offer also is conditional on the receipt of funding from MidAtlantic. See “7. Source and Amount of Funds.”

          In addition, notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of) our rights to extend and/or amend the tender offer at any time, we will not be required to accept for payment, purchase or pay for any Securities tendered, and may terminate the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for Securities tendered, subject to Rules 13e-4(f) and 14e-1 under the Exchange Act, if at any time on or after the date of this tender offer to purchase and at or before the expiration date for the tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a)
there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1)
challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of any Securities pursuant to the tender offer, or consummation of the tender offer; or

(2)
could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Greater Atlantic and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offer to Greater Atlantic;

(b)
there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to Greater Atlantic or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Greater Atlantic’s sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c)
any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of Greater Atlantic or its subsidiaries that could reasonably be expected to have a material adverse effect on Greater Atlantic and its subsidiaries, taken as a whole; or

(d)
any approval, permit, authorization, favorable review or consent of any United States or state governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to Greater Atlantic, in its sole judgment, acting reasonably.

          The foregoing conditions are for the sole benefit of Greater Atlantic and may be waived by Greater Atlantic, in whole or in part, at any time prior to the expiration date, in its sole discretion. Greater Atlantic’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Greater Atlantic at any time, in its sole discretion, prior to the expiration date. Any determination or judgment by Greater Atlantic concerning the events described above will be final and binding on all parties.

          All conditions to the tender offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived on or before the expiration date. If any of these conditions are not satisfied or waived by us, we will not be obligated to pay the offered price, and we reserve the right to terminate the tender offer.

6.	Price Range of Securities

          The Securities are traded on the Pink OTC Markets Inc. under the symbol “GAFCP.” No cash distributions have been paid on the Securities during the past two years. The following table sets forth the high and low closing sales prices for the Securities, as reported on the Pink OTC Markets Inc., for the periods indicated:

Year	Quarter Ending	High	Low

2009	March 31	0.60	0.60
	June 30	1.10	1.10
	July 1 to September __, 2009	1.01	0.60

2008	March 31	9.85	9.50
	June 30	8.00	8.00
	September 30	9.75	5.00
	December 31	5.30	0.13

2007	March 31	6.20	5.60
	June 30	8.25	4.00
	September 30	9.10	8.20
	December 31	9.25	7.50

          On September __, 2009, the last reported sale prices for the Securities on the Pink OTC Markets Inc. was $_______. The last reported sale occurred on June 25, 2009. There was no reported trading activity during the period from July 1 to September __, 2009. Holders are urged to obtain current market quotations for the Securities.

7.	Source and Amount of Funds

          Assuming that 649,150 Securities are purchased in the tender offer at a price of $1.05 per Security, the aggregate purchase price will be $681,609. Because Greater Atlantic does not have the funds necessary to close the tender offer and Greater Atlantic Bank is prohibited from paying dividends to Greater Atlantic under the regulatory enforcement orders to which it is subject, the funds for the purchase of the Securities will be provided at the closing of the merger and the closing of the tender offer by MidAtlantic to the depository, assuming satisfaction of all conditions to the closing of the merger. MidAtlantic was only recently formed and has no assets or liabilities. MidAtlantic is currently conducting an offering of its common stock to certain “accredited investors” in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. Assuming all of the conditions to the closing of the private placement offering and the closing of the merger are met, the proceeds of MidAtlantic’s common stock offering will be used to acquire Greater Atlantic and its banking subsidiary, to recapitalize Greater Atlantic Bank and to provide the funds to close the tender offer. There are no alternative arrangements in the event MidAtlantic fails to fund the depositary. In the event the merger is not consummated for any reason, the tender offer will not be consummated as it is contingent on the closing of the merger.

8.	Certain Information About the Offerors

          Greater Atlantic Financial Corp.

          Greater Atlantic Financial Corp. is a Delaware corporation and the parent company of Greater Atlantic Bank, a federally chartered stock savings bank. Greater Atlantic operates four banking offices in Virginia and a banking office in Maryland. At June 30, 2009, Greater Atlantic had consolidated total assets of $204.6 million, consolidated deposits of $176.5 million and a consolidated stockholders’ (deficit) of $(11.6) million.

          Greater Atlantic’s principal executive offices are located at 10700 Parkridge Boulevard, Suite P-50, Reston, Virginia 20191, and its telephone number is (703) 391-1300. Greater Atlantic is a reporting company and files annual, quarterly, and current reports and other information with the SEC.

          Effective April 25, 2008, the Bank consented to the issuance of a cease and desist order by the OTS. On February 10, 2009, the Bank received written notification from the OTS that the Bank was “undercapitalized.” Effective May 22, 2009, the Board of Directors of the Bank entered into a Stipulation and Consent to Prompt Corrective Action Directive with the OTS. By execution of the Stipulation and Consent, the Bank consented to the appointment by the OTS of a conservator or receiver at any time the Bank is significantly undercapitalized. As of June 30, 2009, the Bank was significantly undercapitalized for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act. The OTS has directed the Bank to be recapitalized by a merger with or acquisition by another financial institution or other entity, or by the sale of all or substantially all of the bank’s assets and liabilities to another financial institution or other entity. On June 15, 2009, Greater Atlantic entered into a merger agreement with MidAtlantic.

          Greater Atlantic Bank

          Greater Atlantic owns all of the issued and outstanding common stock of Greater Atlantic Bank. The Bank is chartered by the OTS and provides a wide range of loan and deposit services to customers in the greater Washington, DC metropolitan area. The Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation. The Bank is a member of the Federal Reserve System and the Federal Home Loan Bank.

          Greater Atlantic Capital Trust I

          Greater Atlantic Capital Trust I is a Delaware statutory business trust and wholly owned subsidiary of Greater Atlantic, the sponsor of the Trust. On March 20, 2002, the Trust issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative convertible trust preferred securities maturing on December 31, 2031. The trust preferred securities are the subject of this tender offer.

          MidAtlantic Bancorp, Inc.

          MidAtlantic Bancorp, Inc. is a newly formed Virginia corporation. Currently, MidAtlantic has no stockholders, assets or liabilities and conducts no business activities other than those related to the acquisition of Greater Atlantic Bank.

          GAF Merger Corp.

          GAF Merger Corp. is a Virginia corporation and wholly owned subsidiary of MidAtlantic formed to facilitate the acquisition of Greater Atlantic Bank. Merger Sub will be merged with and into Greater Atlantic upon consummation of the merger transaction. It is expected that immediately following consummation of the merger between Merger Sub and Greater Atlantic, Greater Atlantic will be merged with or liquidated into MidAtlantic.

Incorporation by Reference

          The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this document. We incorporate by reference into this document the following documents:

●
Greater Atlantic’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, including Greater Atlantic’s consolidated financial statements included therein beginning on page 67 thereof (filed January 13, 2009);

●
Greater Atlantic’s Quarterly Report on Form 10-Q for each of the quarters ended December 31, 2008 (filed February 17, 2009), March 31, 2009 (filed May 15, 2009) and June 30, 2009 (filed August 14, 2009), including Greater Atlantic’s consolidated financial statements included therein; and

●
Greater Atlantic’s current Reports on Form 8-K dated February 10, 2009 (filed February 17, 2009), May 22, 2009 (filed May 27, 2009), June 15, 2009 (filed June 17, 2009), August 26, 2009 (filed August 28, 2009) and August 26, 2009 (filed September 2, 2009).

          We will provide without charge upon written or oral request, a copy of any and all the information that has been incorporated by reference in this document. Requests should be directed to Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic.

          Summary Historical Consolidated Financial Data. The following unaudited summary historical consolidated financial data have been derived from Greater Atlantic’s audited financial statements for the fiscal years ended September 30, 2008 and 2007, and from Greater Atlantic’s unaudited consolidated financial statements for the nine months ended June 30, 2009 and 2008 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2009. Summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in Greater Atlantic’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and Greater Atlantic’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008. Copies of these reports may be obtained as described in this document.

	At and for the nine months ended June 30,		At and for the year ended September 30,
(In thousands, except share information and ratios)	2009	2008	2008	2007

Selected Balance Sheet Data:
Total assets	$204,596	$219,635	$202,407	$245,994
Total loans receivable, net	145,473	154,954	149,615	176,108
Allowance for loan losses	1,775	2,587	2,567	2,305
Mortgage-loans held for sale	—	—	—	—
Investment securities	23,078	30,396	28,466	35,435
Mortgage-backed securities	9,827	11,755	10,891	16,528
Total deposits	176,505	178,723	165,279	197,991
FHLB advances	25,000	25,000	27,000	25,000
Other borrowings	2,334	2,194	1,909	2,192
Guaranteed convertible preferred securities of subsidiary trust	9,391	9,381	9,384	9,374
Total stockholders’ equity (capital deficit)	(11,613)	1,827	(3,594)	9,571
Tangible capital	(6,276)	2,463	(15)	9,939
Selected Income Statement Data:
Interest income	$6,411	$10,130	$12,899	$18,421
Interest expense	5,562	7,145	9,046	11,993
Net interest income	849	2,985	3,853	6,428
Provision for loan losses	953	3,112	3,397	685
Net interest income (loss) after provision for loan losses	(104)	(127)	456	5,743
Noninterest income	391	422	546	615
Gain on branch sales	—	—	—	4,255
Noninterest expense	6,548	6,891	10,203	9,626
Income (loss) before taxes	(6,261)	(6,596)	(9,201)	987
Provision for income taxes	—	880	1,709	36
Net income (loss)	$(6,261)	$(7,476)	$(10,910)	$951

Basic earnings (loss) per share	$(2.07)	$(2.47)	$(3.61)	$0.31
Diluted earnings (loss) per share	$(2.07)	$(2.47)	$(3.61)	$0.31
Book value per share	$(3.84)	$0.60	$(1.19)	$3.17

Selected Financial Ratios:
Return on average assets	(3.92)%	(4.24)%	(4.77)%	0.33%
Return on average equity	N/A	(140.95)	(197.00)	12.08
Equity to assets	(5.68)	0.83	(1.78)	3.89
Net interest margin	0.59	1.78	1.77	2.36
Efficiency ratio	528.06	202.26	231.94	85.20
Earnings to fixed charges	(95.62)	(108.49)	(106.93)	9.88

          Pro Forma Consolidated Financial Data. Pro forma consolidated financial data giving effect to the purchase of the Securities pursuant to the tender offer are not material and are not presented herein.

9.	Certain Legal Matters; Regulatory Approvals

          The Offerors are not aware of any license or regulatory permit material to our respective businesses that might be adversely affected by our acquisition of the Securities as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for our acquisition or ownership of the Securities as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for the Securities is subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our sole judgment. In addition, there are no appraisal or dissenters’ rights associated with the tender offer. For information concerning a stockholder derivative action recently filed against Greater Atlantic and its directors, the Bank, the Trust, MidAtlantic and Merger Sub, and certain other persons, reference is made to Greater Atlantic’s Form 8-K filed on September 2, 2009, which is incorporated herein by reference.

10.	Extension of Tender Offer; Termination; Amendments

          We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in “— 5. Conditions of the Tender Offer” shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, the Securities by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for the Securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for the Securities upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for the Securities that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of a tender offer.

          Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of the Securities. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

          If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1 promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we (1) change the price to be paid for the Securities above or below $1.05 per Security, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to holders in the manner specified in this Section 10, the tender offer will be extended until the expiration of such period of ten business days.

11.	Fees and Expenses

          We have retained Laurel Hill Advisory Group, LLC to act as Information Agent in connection with the tender offer. Laurel Hill Advisory Group, LLC will receive a fee of $5,000 for such services. We also agreed to reimburse Laurel Hill Advisory Group, LLC for certain out-of-pocket expenses incurred in connection with the tender offer, and to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

          The Information Agent may contact holders of the Securities by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee holders to forward materials relating to the tender offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for these services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

          No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent as described above) for soliciting tenders of the Securities under the tender offer. Persons holding securities through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if holders tender the Securities through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Offerors, the Information Agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of the Securities except as otherwise provided in this document.

12.	Miscellaneous

          We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of the Securities pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities in such jurisdiction.

          We have filed with the SEC a statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “— 8. Certain Information About Us” with respect to information concerning the Offerors.

          NEITHER GREATER ATLANTIC, THE DEPOSITARY NOR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF GREATER ATLANTIC, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES IN THE TENDER OFFER. NEITHER THE OFFERORS, THE DEPOSITARY NOR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFERORS, THE DEPOSITARY OR THE INFORMATION AGENT.

________________, 2009

GREATER ATLANTIC FINANCIAL CORP.

MIDATLANTIC BANCORP, INC.

GAF MERGER CORP.

________, 2009

          The depositary will accept legible copies of the letter of transmittal. To confirm delivery of your Securities, please contact the depositary. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the Securities and any other required documents to the depositary at one of its addresses set out below:

The Depositary:

Wilmington Trust Company

By Mail, Overnight, Registered, Certified or Hand Delivery:

Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626

By Facsimile Transmission (For Eligible Institutions Only):
Facsimile Transmission:
(302) 636-4139

To Confirm Facsimile Transmissions (For Eligible Institutions Only):
Confirm Receipt of Facsimile
By Telephone:
(302) 636-6181

          Please contact the Information Agent at the telephone number and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent:

Laurel Hill Advisory Group, LLC
100 Wall Street
22nd Floor
New York, New York
(917) 338-3181